UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 24, 2014

NAUGATUCK VALLEY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-167482	01-0969655
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

333 Church Street, Naugatuck, Connecticut	06770
(Address of principal executive offices)	(Zip Code)

(203) 720-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 24, 2014, Naugatuck Valley Savings and Loan (the “Bank”), the wholly owned subsidiary of Naugatuck Valley Financial Corporation (the “Company”), entered into an employment agreement with James E. Cotter in connection with his role as Executive Vice President and Chief Operating Officer of the Bank.

Under the employment agreement Mr. Cotter will receive an annual base salary of $215,000. The executive’s salary will be subject to annual review. The agreement also addresses participation in incentive compensation and benefit plans, plans providing retirement, medical, dental, disability, and group life benefits and other fringe benefits.

The employment agreement has an initial term of twelve (12) months ending on July 24, 2015. On each anniversary of the employment agreement, the board of directors may extend the agreement for an additional year so that the remaining term is twelve (12) months, unless the Bank or executive elects not to extend the term of the agreement by giving written notice at least 30 days prior to the anniversary date of the agreement.

Under the employment agreement, if the executive’s employment is terminated for “cause,” as that term is defined in the agreement, Mr. Cotter will receive his base salary through the date on which the termination of employment becomes effective and reimbursement of expenses to which he is entitled when termination becomes effective. If Mr. Cotter is terminated without cause or voluntarily terminates with “good reason,” as that term is defined in the employment agreement, he will receive a lump sum amount, within ten (10) days of his termination, equal to the greater of the base salary that would have been paid to him for the remaining term of the employment agreement or the base salary that would have been paid to him for six (6) months. This lump sum payment will not be paid in the event that there is a payment under the employment agreement in connection with a change in control. In addition, the Bank shall continue to provide to Mr. Cotter, at its expense, medical, dental and life insurance benefits for Mr. Cotter and any of his dependents covered at the time of his termination until the first to occur of (i) Mr. Cotter’s return to employment with the Bank or another employer, (ii) Mr. Cotter’s attainment of age 65, (iii) Mr. Cotter’s death, or (iv) the end of the term remaining under the employment agreement when Mr. Cotter’s employment terminates or six (6) months, if the remaining term of the employment agreement is less than six (6) months.

If a “change in control,” as that term is defined in the employment agreement, occurs during the term of the employment agreement and within one year thereafter, Mr. Cotter’s employment terminates involuntarily but without cause or if Mr. Cotter voluntarily terminates employment with good reason, he will receive a lump sum severance benefit equal to one times his then current base salary. In addition, the Bank shall continue to provide to Mr. Cotter, at its expense, medical, dental and life insurance benefits for Mr. Cotter and any of his dependents covered at the time of his termination until the first to occur of (i) Mr. Cotter’s return to employment with the Bank or another employer, (ii) Mr. Cotter’s attainment of age 65, (iii) Mr. Cotter’s death, or (iv) the end of the term remaining under the employment agreement when Mr. Cotter’s employment terminates or six (6) months, if the remaining term of the employment agreement is less than six (6) months.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the complete text of such document, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibit is included herewith.

Exhibit Number	Description

10.1	Employment Agreement by and between Naugatuck Valley Savings and Loan and James E. Cotter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NAUGATUCK VALLEY FINANCIAL CORPORATION

Date: July 24, 2014	By:	/s/ William C. Calderara
William C. Calderara
President and Chief Executive Officer